Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

MDC Partners Inc.

New York, New York

Toronto, Canada

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 10, 2014, relating to the consolidated financial statements, the effectiveness of MDC Partners Inc.’s internal control over financial reporting, and schedules of MDC Partners Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

New York, New York

March 10, 2014